As filed with the Securities and Exchange Commission on December 5, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COINSTAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3156448
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 114th Avenue S.E.

Bellevue, Washington 98004

(Address of principal executive offices, including zip code)

COINSTAR, INC.

2011 INCENTIVE PLAN

(Full title of the plan)

Paul D. Davis

Chief Executive Officer

Coinstar, Inc.

1800 114th Avenue S.E.

Bellevue, Washington 98004

(425) 943-8000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value, under the Coinstar, Inc. 2011 Incentive Plan (the “Plan”) (3)	1,468,739	$41.85	$61,466,727.15	$ 7,044.09
Less registration fee carried forward (4)				$(1,998.79)
Total				$ 5,045.30

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share is estimated to be $41.85 based on the average of the high sales price ($42.49) and the low sales price ($41.21) for the Registrant’s Common Stock as reported by the Nasdaq Global Select Market on November 29, 2011.
(3)	As described in the Explanatory Note in this Registration Statement, on June 1, 2011, the stockholders of the Registrant approved the Plan and, in connection therewith, no further awards will be made under the Registrant’s 1997 Amended and Restated Equity Incentive Plan (the “Prior Plan”). The shares of Common Stock being registered under the Plan on this Registration Statement were previously reserved for issuance under the Prior Plan and now may be issued under the Plan.
(4)	Pursuant to Rule 457(p) under the Securities Act, the total registration fee for the shares being registered hereby is reduced by the filing fee of $1,998.79 previously paid by the Registrant in connection with the registration of shares of Common Stock on Form S-8 Registration Statements for the Prior Plan, as follows: (a) $1,094.13 for the registration of 600,000 shares on the Form S-8 Registration Statement filed on August 6, 2009 (File No. 333-161134) and (b) $904.66 for the registration of 868,739 shares on the Form S-8 Registration Statement filed on November 1, 2007 (File No. 333-147087) (together, the “Prior Registration Statements”), which shares are contemporaneously with the filing of this Registration Statement being deregistered from each of the Prior Registration Statements by Post-Effective Amendment No. 1 to each of the Prior Registration Statements.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering shares of the Registrant’s Common Stock that may be issued to participants under the Plan.

The maximum number of shares of Common Stock reserved and available for issuance under the Plan includes 600,000 shares, plus (a) 1,363,103 shares available for issuance but not subject to outstanding awards under the Prior Plan as of June 1, 2011, the effective date of the Plan, and (b) shares subject to outstanding awards under the Prior Plan on June 1, 2011 that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), up to an aggregate maximum of 2,985,055 shares. As of November 25, 2011, 105,636 shares had ceased to be subject to awards under the Prior Plan and had become available for issuance under the Plan. A Post-Effective Amendment to each of the Form S-8 Registration Statements for the Prior Plan is being filed contemporaneously with this Registration Statement to deregister such shares under those Registration Statements. Additional shares reserved for issuance under the Prior Plan may become available for issuance in the future under the Plan if they cease to be subject to awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), and any such additional shares will be included in the shares reserved for issuance under the Plan and may be registered on one or more future Form S-8 Registration Statements.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 10, 2011, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, filed on April 28, 2011, July 28, 2011 and October 27, 2011, respectively, which contain unaudited interim financial statements;

(c) the Registrant’s Current Reports on Form 8-K filed on February 16, 2011, March 18, 2011, June 2, 2011, June 3, 2011, June 9, 2011, June 27, 2011, July 6, 2011, July 21, 2011, August 8, 2011 and September 1, 2011, excluding any portions of these reports that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items; and

(d) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A filed on November 25, 2008 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items) after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (3) the rights conferred in the amended and restated bylaws are not exclusive.

The indemnification provision in the Registrant’s restated certificate of incorporation and the amended and restated bylaws may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act. The Registrant has also obtained directors’ and officers’ liability insurance.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Coinstar, Inc. 2011 Incentive Plan (incorporated by reference to Appendix A of the definitive proxy statement filed by the Registrant on April 25, 2011)

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 5th day of December, 2011.

COINSTAR, INC.

/s/ Paul D. Davis
By: Paul D. Davis Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul D. Davis, J. Scott Di Valerio, and Donald R. Rench, or any of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 5th day of December, 2011.

Signature	Title

/s/ Paul D. Davis Paul D. Davis	Chief Executive Officer and Director (Principal Executive Officer)

/s/ J. Scott Di Valerio J. Scott Di Valerio	Chief Financial Officer (Principal Financial Officer)

/s/ Saul M. Gates Saul M. Gates	Chief Accounting Officer (Principal Accounting Officer)

/s/ Deborah L. Bevier Deborah L. Bevier	Chair of the Board

/s/ Arik A. Ahitov Arik A. Ahitov	Director

/s/ Nelson C. Chan Nelson C. Chan	Director

/s/ David M. Eskenazy David M. Eskenazy	Director

/s/ Robert D. Sznewajs Robert D. Sznewajs	Director

/s/ Ronald B. Woodard Ronald B. Woodard	Director

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Coinstar, Inc. 2011 Incentive Plan (incorporated by reference to Appendix A of the definitive proxy statement filed by the Registrant on April 25, 2011)